UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BLUE HOLDINGS, INC.
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BLUE HOLDINGS, INC.

_____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________________________________________

DATE	Thursday, June 14, 2007

TIME	10:00 a.m. Pacific Time

PLACE	Blue Holdings, Inc.
5804 E. Slauson Ave.
Commerce, CA 90040

ITEMS OF BUSINESS	(1) To elect five directors to our board of directors;

(2) To ratify the appointment of Weinberg & Company, P.A., as our independent public accountants for the year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if, at the close of business on May 9, 2007, you were a stockholder of the company.

PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card.

May 18, 2007	Paul Guez
Chief Executive Officer & President

Blue Holdings, Inc.
5804 East Slauson Avenue
Commerce, CA 90040(323) 725-5555
PROXY STATEMENT

These Proxy materials are delivered in connection with the solicitation by the board of directors of Blue Holdings, Inc., a Nevada corporation (“Blue Holdings,” the “company,” “we,” “us,” or “our”), of Proxies to be voted at our 2007 Annual Meeting of stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of stockholders on June 14, 2007, beginning at 10:00 a.m. Pacific Time. The meeting will be held at our principal executive offices, located at 5804 East Slauson Avenue, Commerce, California 90040.

It is anticipated that the 2006 Annual Report and this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about May 21, 2007.

Stockholders Entitled to Vote. Holders of our common stock at the close of business on May 9, 2007 are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of our securities entitled to vote at the Annual Meeting. As of May 9, 2007, there were 26,057,200 shares of common stock outstanding.

Proxies. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written Proxy card. Your submission of the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with our corporate Secretary, at our principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by our board of directors.

Quorum. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors.

Voting. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

At the Annual Meeting, the stockholders will consider and vote upon proposals to (1) elect five directors to our board of directors and (2) ratify the appointment of Weinberg & Company, P.A., as our independent public accountants for the fiscal year ending December 31, 2007, and such other proposals as may properly come before the Annual Meeting or any adjournment thereof. The five nominees for directors who receive the highest number of votes will be elected. The ratification of the independent accountants requires the affirmative vote of a majority of the total votes cast on the proposal.

Solicitation of Proxies

All expenses of our solicitation of proxies, including the cost of mailing this Proxy Statement to our stockholders, will be borne by us. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by our directors, officers and employees in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the Annual Meeting. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

Other Matters

In the event a stockholder proposal was not submitted to us prior to the date of this Proxy Statement, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Annual Meeting. As of the date hereof, no stockholder proposal has been submitted to us, and management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of our board of directors. Such authorization includes authority to appoint a substitute nominee for any board of directors’ nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

ITEM 1: ELECTION OF DIRECTORS

Item 1 is the election of five members to our board of directors. Our board of directors currently consists of five members. At each annual meeting of our stockholders, directors are elected for a one-year term. At the 2007 Annual Meeting, each director will be elected for a term expiring at the 2008 Annual Meeting. Our bylaws presently provide that the number of directors shall not be less than two nor more than seven, and that subject to this limitation, the number of directors may changed from time to time by resolution of our board of directors. The number of directors is currently fixed at five.

Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, or any postponement or adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the then current board of directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

Our board of directors proposes the election of the following nominees as directors:

Paul Guez
Gary Freeman
Harry Haralambus
Leonard Hecht
Kevin R. Keating

The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages of our current executive officers and directors and director nominees. At each annual meeting of our stockholders, directors are elected for a one-year term. At the 2007 Annual Meeting, each director will be elected for a term expiring at the 2008 Annual Meeting. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position Held

Paul Guez	62	Chairman, Chief Executive Officer and President
Larry Jacobs	59	Chief Financial Officer and Secretary
Scott Drake	58	President of Sales and Chief Operating Officer
Gary Freeman (1)	39	Director
Harry Haralambus	58	Director
Leonard Hecht (1)	71	Director
Kevin R. Keating (1)	67	Director

(1)	Member of the Audit Committee, Governance and Nominating Committee and Compensation Committee of our board of directors.

Directors

Paul Guez
Paul Guez became our Chairman, Chief Executive Officer and President on April 29, 2005. Mr. Guez is the sole Manager of Antik and Taverniti, and is a co-owner of Blue Concept, LLC (“Blue Concept”) and its several affiliates, which are engaged in the design, marketing, manufacturing and wholesale distribution of premium fashion collections for a growing stable of contemporary brands, including “Duarte Jeans,” “Elvis,” “Memphis Blues” and “Grail Jeans.” For the nine year period prior to the formation of Blue Concept in 2002, Mr. Guez co-operated Azteca Production International, Inc., a Los Angeles based manufacturer of denim apparel. Mr. Guez started his career in the apparel industry in 1976, when he launched Sasson Jeans.

Gary Freeman
Gary Freeman became a member of our board of directors on December 16, 2005. Mr. Freeman is currently a Partner in Bandari, Beach, Lim & Cleland’s Audit and Accounting services division. Having more than 15 years of experience in accounting and consulting, Mr. Freeman has provided his expertise to a variety of privately and publicly-held growth businesses in strategic planning, business consulting, auditing and accounting services. Mr. Freeman has also assumed interim senior level management roles at public and private companies during his career, including as Co-President and Chief Financial Officer of Trestle Holdings (TLHO.OB). Mr. Freeman’s previous experience includes ten years with BDO Seidman, LLP, including two years as an Audit Partner.

Harry Haralambus
Harry Haralambus became a member of our board of directors on May 8, 2007. Mr. Haralambus is currently President of the Lambus Group which specializes in international consulting, distribution and licensing for apparel products. Mr. Haralambus has in the past been associated with such high-end brands as Joe’s Jeans, Earl Jean, Guess, Kate Spade and Ralph Lauren. Mr. Haralambus also manages a group of privately held companies related to the apparel industry, accessories, cosmetics and perfume, real estate, licenses and franchises. Mr. Haralambus is a board member of a number of privately held companies, including Simple Beauty UK Limited, The Lambus Corporation and American Rag Cie. He graduated from the University of Cape Town, South Africa with majors in business and law.

Leonard Hecht
Leonard Hecht became a member of our board of directors on May 8, 2007. Mr. Hecht has served as the Founder and President of Chrysalis Capital Group, an investment banking firm specializing in mergers and acquisitions, private placements of debt and equity securities, and strategic partnering since 1994. Prior to forming Chrysalis Capital Group, Mr. Hecht served as a Managing Director of Houlihan Lokey Howard & Zukin in the Technology Assessment Group from 1987 to 1993. Prior thereto, Mr. Hecht held various executive level positions with Quantech Electronics Corp., The Donalen Group, Inc. and Xerox Development Corporation. Mr. Hecht received his B.B.A. from City College of New York and attended New York University, School of Law.

Kevin R. Keating
Kevin R. Keating has served on our board of directors since January 2005 and prior to the consummation of our exchange transaction with Antik, served as our sole officer and director. Mr. Keating is the Managing Member of Vero Management, LLC, which provides managerial, administrative, and financial consulting services for micro-cap public companies. For more than 40 years he has been engaged in various aspects of the investment business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. From 1982 through 2006, he was associated with a variety of securities firms as a registered representative servicing the investment needs of high net worth individual investors. Mr. Keating also serves on the board of directors of 99 Cent Stuff, Inc., DigitalFX International, Inc., People’s Liberation, Inc., Catalyst Lighting Group, Inc., Wentworth II, Inc., Wentworth IV, Inc. and Wentworth V, Inc., and on the compensation committee of the board of directors of 99 Cent Stuff, Inc.

Executive Officers

Larry Jacobs
Larry Jacobs became our Chief Financial Officer and Secretary on December 7, 2007. Mr. Jacobs has 35 years of experience in auditing, financial consulting, operational and administrative management. Prior to joining us, Mr. Jacobs was the Chief Operating Officer of Complete Clothing Company, an apparel company based in Vernon, Calif. In this position, Mr. Jacobs was responsible for all operational aspects of the business including financial management, licensing and forecasting. Previously, Mr. Jacobs was President of Cumran, Inc., where he oversaw all financial, marketing and sales functions of the apparel company in Chatsworth, California. Before joining the apparel industry, Mr. Jacobs spent 20 years in public accounting at Stonefield Josephson as an audit and business consulting partner. Mr. Jacobs’ experience also includes serving as a senior accountant in the Division of Corporate Finance of the United States Securities and Exchange Commission and also in the SEC’s Division of Enforcement.

Scott Drake
Scott Drake became our President of Sales and Chief Operating Officer on March 28, 2007. Mr. Drake has over 25 years of experience in the apparel business. Previously, Mr. Drake was the President of Visual Concept Image, an apparel manufacturer that specializes in contemporary denim and knit-based collections whose clients included Banana Republic, Lucky Brand Jeans, St. John, Hudson, Kitson and many others. Prior to that, Mr. Drake was the President of Blue Pen Inc., a contemporary denim company where he was responsible for the sales, marketing and supervision of production of all brands under the Blue Pen Company, as well as Blue Cult Inc., Sacred Blue and Blue 2. Additionally, Mr. Drake developed The Blue 2 Brand that shipped over $15 million in sales in its first 18 months of operations and created a Private label business with the Express division of the Limited Corporation with revenue totaling $10 million in the first year.

CORPORATE GOVERNANCE

Governance Practices

Our board of directors has adopted several corporate governance policies to enhance its own effectiveness and to implement best practices for our corporate governance. These policies are reviewed from time to time for possible revision to respond to changing regulatory requirements, evolving best practices and the knowledge obtained from operating in accordance with these practices over time. Highlights of our corporate governance practices are described below.

Independence of our Board of Directors

Since December 2005, the majority of our board of directors has been comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Capital Market (“NASDAQ”). Our board of directors has determined that each of Gary Freeman, Harry Haralambus, Leonard Hecht and Kevin Keating are independent. Robert Lynn and Marshall Geller, former members of our board of directors who resigned in 2006 and 2007, respectively, were also independent directors within the meaning of the applicable rules for companies traded on the NASDAQ.

Board Committees and Charters

Our board of directors delegates various responsibilities and authority to different committees. Committees regularly report on their activities and actions to the full board of directors. Our board of directors currently has, and appoints the members of, standing audit, compensation, and nominating and governance committees. Our board of directors determined each member of the audit, compensation, and nominating and governance committees to be an independent director in accordance with NASDAQ standards. Each of the committees has a written charter approved by our board of directors. We post copies of each charter on our website at www.blueholdings.com under the “Investors” section. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

Our board of directors held 12 meetings during fiscal 2006. Our board of directors also acted eight times by unanimous written consent during fiscal 2006. All directors attended 75% or more of all the meetings of our board of directors and those committees on which they served in fiscal 2006.

Audit Committee

The audit committee of our board of directors (“Audit Committee”) currently consists of Messrs. Freeman, Hecht and Keating. Mr. Freeman serves as the Chairman of the Audit Committee. Our board of directors has determined that Mr. Freeman is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is responsible for the engagement of our independent public accountants, reviews the scope of the audit to be conducted by our independent public accountants, and periodically meets with our independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls. The Audit Committee reports its recommendations as to the approval of our financial statements to our board of directors. The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by our board of directors. The Audit Committee reviews and reassesses the Amended and Restated Audit Committee Charter annually and recommends any changes to our board of directors for approval. The Audit Committee held seven meetings during fiscal 2006.

Audit Committee Report

The Audit Committee currently consists of Messrs. Freeman, Hecht and Keating. Our board of directors has determined that Mr. Freeman is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K and Mr. Freeman serves as the Chairman of the Audit Committee. Messrs. Hecht, Keating and Freeman are “independent,” within the meaning of the applicable rules for companies traded on NASDAQ.

In fulfilling its responsibilities for our financial statements for fiscal 2006, the Audit Committee:

•
Reviewed and discussed our audited financial statements for the year ended December 31, 2006 with management and Weinberg & Company, P.A. (“Weinberg”), our independent registered public accounting firm;

•	Discussed with Weinberg the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and a letter from Weinberg regarding its independence as required by Independence Standards Board Standard No. 1, and has discussed with Weinberg their independence.

Based on its review of the audited financial statements and discussions with management and Weinberg, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:	Gary Freeman, Chairman Kevin Keating Leonard Hecht (member effective May 8, 2007)

Governance and Nominating Committee

The governance and nominating committee of our board of directors (“Governance and Nominating Committee”) currently consists of Messrs. Freeman, Hecht and Keating. Mr. Hecht, who became a member of the Governance and Nominating Committee effective May 8, 2007, serves as the Chairman of the committee. Generally, the Governance and Nominating Committee is responsible for overseeing our corporate governance matters and assisting our board of directors in determining qualified individuals to serve as members of our board of directors. The role and responsibilities of the Governance and Nominating Committee are more fully set forth in a written charter adopted by our board of directors in December 2005. The Governance and Nominating Committee reviews and reassesses the Governance and Nominating Committee Charter annually and recommends any changes to our board of directors for approval.

In carrying out its function to nominate candidates for election to our board of directors, the Governance and Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our board of directors at that point in time. The Governance and Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in board activities, including attendance at, and active participation in, meetings of our board of directors, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so.

The Governance and Nominating Committee also oversees the corporate governance principles generally applicable to our company. Our board of directors may from time to time assign other functions to the Governance and Nominating Committee. Notwithstanding the provisions set forth in Governance and Nominating Committee Charter, if we are legally required by contract or otherwise to provide third parties with the ability to nominate directors (e.g., preferred stock rights to elect directors upon a dividend default, stockholder agreements and management agreements), the selection and nomination of such directors need not be subject to the Governance and Nominating Committee’s nominating and review process. The Governance and Nominating Committee was formed in December 2005 and held one meeting during fiscal 2006.

Our stockholders may nominate one or more persons for election as a director at an annual meeting of stockholders. Candidates nominated by stockholders will be reviewed according to the requirements set out in the Governance and Nominating Committee Charter.

Compensation Committee

The compensation committee of our board of directors (“Compensation Committee”) currently consists of Messrs. Freeman, Hecht and Keating. Mr. Keating serves as the Chairman of the Compensation Committee. Generally, the Compensation Committee is responsible for considering and making recommendations to our board of directors regarding executive compensation and is responsible for administering the our stock option and executive incentive compensation plans. The role and responsibilities of the Compensation Committee are more fully set forth in a written charter adopted by our board of directors in December 2005. The Compensation Committee reviews and reassesses the Compensation Committee Charter annually and recommends any changes to our board of directors for approval. The Compensation Committee was formed in December 2005 and held one meeting during fiscal 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee. None of the members of the Compensation Committee is or was, during fiscal 2006, an officer or employee of our company or any of our subsidiaries.

Code of Ethical Conduct

Our board of directors has adopted a Code of Ethical Conduct (the “Code of Conduct”). We require all employees, directors and officers, including our Chief Executive Officer and Chief Financial Officer, to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. The Code of Conduct contains additional provisions that apply specifically to our Chief Financial Officer and other financial officers with respect to full and accurate reporting. The Code of Conduct is available on our website at www.blueholdings.com.

Stockholder Communications with our Board of Directors

Our board of directors has adopted three methods by which our stockholders may communicate with our board of directors regarding matters of substantial importance to us. These methods are as follows:

1.    Procedures for Submission of Communications Regarding Audit and Accounting Matters. Pursuant to the duties and responsibilities delegated to the Audit Committee in its Amended and Restated Audit Committee Charter, the Audit Committee adopted procedures for (a) the receipt, retention, and treatment of communications received by us regarding accounting, internal accounting controls, or auditing matters; and (b) the submission by our employees, on a confidential and anonymous basis, of communications regarding questionable accounting or auditing matters. These procedures allow any person to submit a good faith communication regarding these various audit, internal accounting control and accounting matters to the Audit Committee, or to our management, and any employee to do so on a confidential and anonymous basis, without fear of dismissal or retaliation of any kind. Ultimately, the Audit Committee will oversee treatment of communications in this area, and therefore any submissions would be reviewed by those members of our board of directors serving on the Audit Committee. The Audit Committee also may submit such communications to our board of directors for review and oversight as well. The Procedures for Submission of Audit and Accounting Matters can be found on our website at www.blueholdings.com.

2.    Code of Ethical Conduct. Our Code of Ethical Conduct identifies the e-mail addresses for each of our Chief Financial Officer, Larry Jacobs, and the Chairman of the Audit Committee, Gary Freeman. This allows individuals to contact those parties in connection with matters concerning the code and our overall ethical values and standards.

3.    Investor Relations. Our Chief Financial Officer and Corporate Secretary, Larry Jacobs, addresses all of our investor relations matters. Stockholders are free to contact Mr. Jacobs at 323-725-5555. Mr. Jacobs determines whether inquiries or other communications with respect to investor relations should be relayed to our board of directors or to other management. Typical communications relayed to our board of directors or other management involve stockholder proposal matters, audit and accounting matters addressed in item 1 above, and matters related to our Code of Conduct addressed in item 2 above.

While we do not require members of our board of directors to attend our Annual Meeting, each director is encouraged to do so. Mr. Guez was the only member of our board of directors who attended the 2006 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation paid to our named executive officers in the Summary Compensation Table set forth below during fiscal 2006.

Compensation Philosophy and Objectives

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for us to achieve our business plan priorities, (ii) reward our executives fairly over time, (iii) retain those executives who continue to perform at or above expected levels of performance, and (iv) align the compensation of our executives with our performance.

Compensation for our named executive officers has both short-term and long-term components, as well as a benefits component, and is dependent on performance. The short-term components are base salary and cash bonuses. The long-term component consists of stock options. Our 2005 Stock Incentive Plan (“Plan”), which was adopted by our stockholders in 2005, also permits the granting of restricted stock. Historically we have granted only stock options to our named executive officers. In establishing future executive officer compensation packages, the Compensation Committee may utilize the other types of awards available under the Plan, and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions. It is anticipated that any such new plans would be submitted to our stockholders for approval.

Our compensation program does not rely to any significant extent on welfare benefits or perquisites. The benefits offered under these plans and programs to named executive officers serve a different purpose than do the other components of compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on compensation and years of service. Benefits offered to named executive officers are those that are offered to the general employee population. Perquisites are limited and generally consist of automobile allowances.

Our management, the Compensation Committee and our board of directors work in a cooperative fashion. Management advises the Compensation Committee and our board of directors on compensation developments, compensation packages and our overall compensation program. The Compensation Committee and/or our board of directors then review and are required to approve the same prior to their adoption by us. Our board of directors also approves any material changes in our Chief Executive Officer’s compensation arrangements. Management works with the Compensation Committee and our board of directors to report on executive performance, particular business issues facing an executive or his or her division, and management’s views on the efficacy of and incentives behind the compensation program in order to assist in the establishment of appropriate performance goals, the adjustment of salaries, the award of discretionary bonuses and related matters.

Our compensation program and the compensation package of each named executive officer are reviewed annually by the Compensation Committee. On a program-wide basis, the Compensation Committee considers whether our incentive plans provide appropriate means of compensating our executives (e.g., cash versus stock, time-based versus performance-based incentives, etc.), stock availability under existing plans and developments in the field of incentive compensation. Historically, we have not had bonus or other incentive compensation plans, other than the Plan. Furthermore, we were limited (and continue to be limited) in the number of options (and other equity awards) we could grant to individuals as the Plan is subject to limitations regarding the maximum number of awards that we may grant. Our compensation program does not provide for a specific mix of base salary, cash bonuses and equity awards. We seek to establish our executive compensation at levels we believe will enable us to hire and retain executives in a competitive environment and to reward executives for their contribution to our overall business success.

The Compensation Committee’s annual review also includes consideration of the various elements of our executive compensation packages, including whether there should be general or specific salary increases, whether potential payouts as a percentage of salary should change, and whether to alter the mix between cash and equity compensation. This review also addresses the more specific issues of setting performance targets and whether an individual executive’s performance, promotion or change in circumstances warrant changes to his or her compensation package that are different from the other executives as a group.

Elements of Compensation

In setting the compensation for each named executive officer, the Compensation Committee considers (i) the level of compensation paid to executive officers in positions of similar apparel companies, (ii) the responsibility and authority of each position relative to other positions within the company, (iii) the individual performance of each executive officer, and (iv) the experience and skills of the named executive officer.

Base Salary

In establishing base salaries for named executive officers, the Compensation Committee considers the comparative data described above as well as overall performance, the performance of each individual named executive officer, and the performance of their division for operational executives, as well as considering market forces, peer data and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult assignments. Additionally, the Compensation Committee will take into account the relative salaries of the executive officers and determine what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Chief Executive Officer and the other named executive officers and among the other named executive officers. While the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates or our stock or financial performance and the annual salaries determined by the Compensation Committee for any of the executive officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination, based upon the experience of its members and the recommendations of our management.

Salaries for executives are reviewed annually by the Compensation Committee and may be adjusted by the Compensation Committee in accordance with the criteria described above. Management participates in setting base salaries as described above.

Cash Bonuses

Our named executive officers are eligible to receive cash bonuses at the discretion of the Compensation Committee. The Compensation Committee believes cash bonuses serve to motivate our named executive officers to meet performance goals envisioned by management and the Compensation Committee in order to benefit all of our stakeholders. The Compensation Committee awards cash bonuses based on the comparative data described above as well as individual performance, the functions performed by the named executive officer, the scope of the named executive officer’s on-going duties, general changes in industry compensation for comparable positions, and our overall financial performance.

Equity Compensation

Our officers and other employees are eligible to participate in the Plan. The Plan was established to provide an incentive for employees, including executive officers, to maximize our long-term performance, and permits our board of directors or the Compensation Committee to grant stock options and restricted stock purchase rights to employees, including executive officers, on such terms as our board of directors or the Compensation Committee may determine.

Our overall long-term equity incentive strategy is to grant stock options, which reward the executive when stockholder value is created via stock appreciation. We believe that stock options are an effective way to motivate executives to deliver consistent operational performance to increase our long-term value.

The Compensation Committee considers the grant of stock-based compensation to all officers. The Compensation Committee determines the size of an executive’s equity grant by considering a number of factors, such as: (i) market benchmarking, including the size of competitive grants based on the value delivered, percent of the company and absolute size of the grant, (ii) prior grants and the unvested retention value of the grants, (iii) retention objectives for the specific executive, and (iv) guidelines established by the Compensation Committee for equity usage company-wide. Such grants are then made on the basis of a subjective analysis of an executive’s individual performance, our financial performance, and the number of shares subject to the executive’s existing options, as well as the extent to which the executive’s existing equity awards have current value.

These annual grants are reviewed with the Compensation Committee and approved by the Compensation or our board of directors on the grant date. The exercise price for stock options is 100% of the closing price of the underlying common stock on the grant date.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not have a pension plan and have not adopted a mandatory matching contribution formula for our 401(k) plan.

Tax Considerations

The Compensation Committee has considered the potential future effects of Internal Revenue Code Section 162(m) on its compensation program. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such $1.0 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of our executive officers approached the $1.0 million limit in fiscal 2006 and we do not expect any executive officer to approach such limit in fiscal 2007.

Compensation of Chief Executive Officer

We did not pay our Chief Executive Officer and President, Paul Guez, any compensation for services rendered during 2006. In the event that we elect to pay our Chief Executive Officer for services rendered to us, we expect that we will consider the level of compensation paid to chief executive officers of similar apparel companies, the responsibility and authority of our chief executive officer relative to other officers within the company, (iii) the performance of our chief executive officer, and (iv) the experience and skills of our chief executive officer.

Compensation of Other Named Executive Officers

The specific amounts of compensation we paid to our other named executive officers are set forth in the summary compensation table below. We believe that these amounts were competitive with respect to compensation in our industry and met the elements described under our compensation objectives and philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Compensation Committee:	Kevin Keating, Chairman Gary Freeman Leonard Hecht (member effective May 8, 2007)

EXECUTIVE & DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as our Chief Executive Officer and Chief Financial Officer during 2006, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the 2006 whose compensation exceeded $100,000 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for 2006.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)(6)	Total ($)
Paul Guez(1) Chief Executive Officer and President	2006	--	--	--
Patrick Chow(2) Former Chief Financial Officer and Secretary	2006	317,565	--	317,565
Larry Jacobs(3) Chief Financial Officer and Secretary	2006	7,846	--	7,846
Alexandre Caugant(4) Lead Designer	2006	240,000	--	240,000
Philippe Naouri(5) Lead Designer	2006	240,000	10,197	250,197

(1)	Mr. Guez did not receive any compensation from us in connection with services rendered as our Chief Executive Officer and President.

(2)
Mr. Chow’s employment with us terminated on December 7, 2006, following which Mr. Chow continued to provide consulting services to us. Mr. Chow was entitled to receive an annual salary of $350,000 during fiscal 2006. Mr. Chow forfeited his 300,000 options, which had an associated compensation cost of $305,000 in fiscal 2006, when his employment with us terminated on December 7, 2006.

(3)
Mr. Jacobs’ employment with us commenced on December 7, 2006. Mr. Jacobs’ current annual salary is $170,000 and he may also receive a discretionary bonus as determined by the Compensation Committee. Mr. Jacobs does not have an employment agreement with us.

(4)
Mr. Caugant is party to an employment agreement with Antik Denim, LLC pursuant to which he is entitled to an annual salary of $240,000 and may also receive a discretionary bonus as determined by the Compensation Committee.

(5)
Mr. Naouri is party to an employment agreement with Antik Denim, LLC pursuant to which he is entitled to an annual salary of $240,000 and may also receive a discretionary bonus as determined by the Compensation Committee.

Director Compensation

The general policy of our board of directors is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for service on our board of directors in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. Our board of directors reviews the Compensation Committee’s recommendations and determines the amount of director compensation. The Compensation Committee can engage the services of outside advisers, experts, and others to assist the committee in determining director compensation. During 2006, the Compensation Committee did not use an outside adviser to aid in setting director compensation.

Our board of directors followed the recommendation of the Compensation Committee and maintained director compensation at the same levels in 2006 as was paid in 2005, as follows:

•	annual cash retainer of $5,000;

•	annual Audit Committee chairperson fee of $2,000; and

•	stock option grant of 30,000 shares upon the director’s first election or appointment to our board of directors.

The following table details the total compensation earned by our non-employee directors in 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Gary Freeman(2)	7,000	21,900	--	28,900
Marshall Geller(3)	5,000	33,400	--	38,400
Kevin Keating(4)	5,000	33,400	3,990	42,390
Robert G. Lynn(5)	3,750	--	6,872	10,622

(1)
The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31, 2006: grant date fair value of $5.75; dividend yield of 0; risk free interest rate of 4.5%; expected volatility of 46.01% and an expected life of 5 years.

(2)	Mr. Freeman had 32,000 options outstanding at December 31, 2006, of which 22,000 were exercisable at an exercise price of $5.30. The remaining options vest on December 16, 2007.

(3)
Mr. Geller had 31,500 options outstanding at December 31, 2006, of which 1,500 were exercisable at an exercise price of $5.30 and 20,000 were exercisable at an exercise price of $8.10. The remaining options vest on August 5, 2007. Mr. Geller resigned as a director on May 8, 2007.

(4)	Mr. Keating had 32,000 options outstanding at December 31, 2006, of which 22,000 were exercisable at an exercise price of $8.10. The remaining options vest on August 5, 2007.

(5)
Mr. Lynn had no options outstanding at December 31, 2006. Mr. Lynn resigned as a director on November 3, 2006 and forfeited his 31,500 options, which had an associated compensation cost of $21,900 in fiscal 2006, as of the same date.

Directors receive cash fees in quarterly installments. Annual retainers are prorated so that adjustments can be made during the year. Our current practice is to compensate our directors through the payment of an annual cash fee of $15,000 and to grant each non-employee director a stock option to purchase 75,000 shares of common stock. Directors’ options vest in equal annual installments over a three-year period from the date of grant.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	335,000	$5.75	2,164,500
Equity compensation plans not approved by security holders	--	--	--
Total	335,000	$5.75	2,164,500

[1]	Plan represents the 2005 Incentive Stock Option Plan.

Employment Agreements

Antik executed a letter agreement dated March 21, 2005 with Messrs. Naouri and Caugant, two of its principal designers and former members, pursuant to which Antik agreed that, to the extent Antik closed its exchange transaction with us, Antik would, or would use its best efforts to cause us to, enter into employment agreements with each of Messrs. Naouri and Caugant whereby such individuals would (i) perform fashion design services for Antik or for us, (ii) be entitled to receive annual salaries of $240,000, plus bonuses based on net sales arising from “Antik Denim” brand apparel, and (iii) be entitled to receive such other benefits as we or Antik may elect to offer to our other employees from time to time.

On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri’s employment agreement, as amended, Mr. Naouri was engaged as the President of Antik Denim, LLC, in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the “Antik Denim” trademark, for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri receives an annual salary of $240,000 and is entitled to participate in our bonus, incentive stock option, savings and retirement plans as such plans become available. On November 14, 2005, Antik engaged Mr. Naouri to serve as its President. On April 12, 2006, Mr. Naouri resigned as the President of Antik. Mr. Naouri continues to provide services to Antik as Senior Vice President of Design pursuant to his Employment Agreement with us. The parties to the Employment Agreement have agreed to resolve all disputes arising under the Employment Agreement through binding arbitration.

On November 14, 2005, Antik entered into an Employment Agreement with Mr. Caugant. Mr. Caugant was engaged by Antik as a Senior Vice President for a term of 5 years commencing on November 14, 2005 and terminating on November 13, 2010. Mr. Caugant will receive an annual salary of $240,000 and is entitled to participate in our bonus, incentive, stock option, savings, welfare benefit and retirement plans as he becomes eligible. The parties to the Employment Agreement have agreed to resolve all disputes arising under the Employment Agreement through binding arbitration.

These employment agreements do not provide for payments in connection with the resignation, retirement or other termination of the officers party thereto, or a change in control of our company or a change in such officers’ responsibilities following a change in control of our company.

CERTAIN TRANSACTIONS WITH SIGNIFICANT STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

Review and Approval Of Related Person Transactions. The disinterested members of our board of directors formally review, approve and/or ratify any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we or any of our subsidiaries are a participant and (ii) any related person has a direct or indirect interest. The disinterested members of our board of directors intend to approve only those related person transactions that are commercially reasonable and are in, or are not inconsistent with, the best interests of our company and our stockholders.

Reportable Related Person Transactions. Other than the employment agreements described elsewhere in this Proxy Statement and the transactions described below, since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•
in which any director, nominee for director named in this Proxy Statement, executive officer, other stockholders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

From time to time, our majority shareholder, Paul Guez, made advances to us to support our working capital needs. These advances were non-interest bearing and unsecured, with no formal terms of repayment. On July 1, 2006, Mr. Guez converted the advances to a line of credit in an agreement with us. The line of credit allows us to borrow from him up to a maximum of $3 million at an interest rate of 6% per annum. We may repay the advances in full or in part at any time until the credit line expires and repayment is required, on December 31, 2007. As of December 31, 2006, the balance of these advances was $1,876,991, and accrued interest thereon was $68,190.

We purchased fabric at cost from Blue Concept, LLC which is owned by Paul Guez, our Chairman and Chief Executive Officer, for $294,925 during the year ended December 31, 2006.

Azteca Production International Inc. is one of our contractors in Mexico and is co-owned by Paul Guez. During 2006, we paid them sewing and other sub-contracting charges in the amount of $2,533,968. Azteca principally provided manufacturing services to Taverniti.

We also purchased finished Yanuk products from Blue Concept, LLC. These purchases were made at a cost plus basis to cover the cost of goods sold plus allocated overhead. Off -price Yanuk products were sold on behalf of Blue Concept, LLC with an overhead recovery charged to Blue Concept, LLC. During the years ended December 31, 2006, total purchases of Yanuk products from Blue Concept, LLC amounted to $490,752.

Since January 1, 2006, we have leased our facility at Commerce, California from Azteca Production International Inc. as a sub-tenant and are paying Azteca $19,030 per month. Rent expense includes $249,180 paid under this lease during the year ended December 31, 2006.

On July 5, 2005 we entered into a ten-year license agreement with Yanuk Jeans, LLC. Under the terms of the agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of the Yanuk brand products to the wholesale and retail trade. We pay to Yanuk Jeans, LLC a royalty of six percent of all net sales of the licensed products and a guaranteed minimum royalty on an annual basis. In addition, during the term of the license agreement, we have the option to purchase from Yanuk Jeans, LLC the property licensed under the agreement. The royalties for the year ended December 31, 2006 paid or payable to Yanuk Jeans, LLC under this agreement totaled $277,139. Yanuk Jeans, LLC is solely owned by Paul Guez.

On October 6, 2005, we entered into a five-year license agreement with Yanuk Jeans, LLC. Under the terms of the agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk Jeans, LLC’s U brand products to the wholesale and retail trade. We pay to Yanuk Jeans, LLC a royalty of five percent of all net sales of the licensed products and shall pay a guaranteed minimum royalty on an annual basis. In addition, during the term of the license agreement, we have the option to purchase from Yanuk Jeans, LLC the property licensed under the agreement. We did not pay any royalties to Yanuk Jeans, LLC under this agreement for the year ended December 31, 2006.

We use a factor, FTC Commercial Corp., for working capital and credit administration purposes. Under the various factoring agreements entered into separately by Blue Holdings, Antik Denim, LLC and Taverniti So Jeans, LLC, the factor purchases all the trade accounts receivable assigned by us and assumes all credit risk with respect to those accounts approved by it. Paul Guez and the living trust of Paul and Elizabeth Guez have guaranteed all advances and ledger debt due to FTC Commercial Corp. As of December 31, 2006, the amount of the reserve held by the factor was approximately $1.2 million. In addition, FTC Commercial Corp. also makes available to all three companies a combined line of credit up to the lesser of $2.4 million and 50% of the value of eligible raw materials and finished goods. As of December 31, 2006, we drew down $2.4 million of this credit line.

Taverniti is the exclusive licensee for the design, development, manufacture, sale, marketing and distribution of the Taverniti So Jeans trademark in the denim and knit sports wear categories for men and women. It is paying royalties to Taverniti Holdings, LLC in the range of 5-8 percent depending on the net sales of the licensed products pursuant to a license agreement with Taverniti Holdings, LLC. Taverniti Holdings, LLC is jointly owned by Paul Guez (60%) and Jimmy Taverniti (40%), the designer of the products for the brand, and Mr. Guez is the sole manager. The license agreement was signed in May 2004 and expires on December 31, 2015. Royalties paid or payable for the year ended December 31, 2006 amounted to $1,053,263.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of May 9, 2007 by each of the named executive officers, each of our directors, each nominee for director named in this Proxy Statement, all of our directors, director nominees and executive officers as a group, and each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May 9, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 26,057,200 shares of our common stock outstanding on May 9, 2007. Unless otherwise indicated, the address of each of the named executive officers, directors, director nomiees and 5% or more stockholders named below is c/o Blue Holdings, Inc., 5804 E. Slauson Avenue, Commerce, California 90040.

	Number of Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Shares Outstanding

Named Executive Officers and Directors:
Paul Guez(1)	18,743,147	71.9%
Patrick Chow	--	--
Larry Jacobs	--	--
Alexandre Caugant	1,064,741	4.1%
Philippe Naouri	610,000	2.3%
Scott Drake	--	--
Kevin R. Keating(2)	78,983	*
Gary Freeman(3)	22,000	*
Harry Haralambus(4)	16,666	*
Leonard Hecht(5)	16,666	--
All 10 directors and executive officers and directors as a group(6)	20,552,203	78.6%

5% Stockholders:

Elizabeth Guez(1)	18,743,147	71.9%

* Less than 1%

(1)	Consists of 16,576,147 shares of common stock beneficially held by Paul Guez, and 2,167,000 shares of common stock beneficially held by Elizabeth Guez, Paul Guez’ spouse.

(2)
Includes 22,000 shares of common stock that may be acquired from us within 60 days of May 9, 2007 upon the exercise of outstanding stock options. Kevin R. Keating, one of our directors, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

(3)	Consists of 22,000 shares of common stock that may be acquired from us within 60 days of May 9, 2007 upon the exercise of outstanding stock options.

(4)	Consists of 16,666 shares of common stock that may be acquired from us within 60 days of May 9, 2007 upon the exercise of outstanding stock options.

(5)	Consists of 16,666 shares of common stock that may be acquired from us within 60 days of May 9, 2007 upon the exercise of outstanding stock options

(6)	Includes of 77,332 shares of common stock that may be acquired from us within 60 days of May 9, 2007 upon the exercise of outstanding stock options.

Changes in Control

We do not have any arrangements which may at a subsequent date result in a change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2005, all of our executive officers, directors and the holders of 10% or more of our common stock complied with all Section 16(a) filing requirements, except for Paul Guez who did not timely file a Form 5 reporting two transactions, and Elizabeth Guez who did not timely file a Form 5 reporting two transactions.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2008 Annual Meeting of stockholders for inclusion in our Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to us at our principal executive offices by January 10, 2008. In addition, in the event a stockholder proposal is not received by us by March 25, 2008, the Proxy to be solicited by our board of directors for the 2008 Annual Meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2008 Annual Meeting without any discussion of the proposal in the Proxy Statement for such meeting.

SEC rules and regulations provide that if the date of our 2008 Annual Meeting is advanced or delayed more than 30 days from the date of the 2007 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2008 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2008 Annual Meeting. Upon determination by us that the date of the 2008 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2007 Annual Meeting, we will disclose such change in the earliest possible Quarterly Report on Form 10-Q.

ITEM 2:  INDEPENDENT PUBLIC ACCOUNTANTS

Item 2 is the ratification of the firm of Weinberg & Company, P.A. as our independent public accountant for the current fiscal year ending December 31, 2007. The Audit Committee recommended and our board of directors has selected, subject to ratification by a majority vote of the stockholders in person or by proxy at the Annual Meeting, Weinberg as our independent public accountant for the current fiscal year ending December 31, 2007. We anticipate that a representative of Weinberg & Company, P.A., will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of Weinberg & Company, P.A., will be afforded an opportunity to make a statement if he or she so desires.

If the majority of our stockholders present and entitled to vote at the Annual Meeting do not ratify the appointment of Weinberg as our auditors for the current fiscal year, Weinberg will continue to serve as our auditors for the current fiscal year, and the Audit Committee will engage in deliberations to determine whether it is in our best interest to continue Weinberg’s engagement as our auditors for fiscal 2007.

On April 29, 2005, we ended the engagement of De Joya & Company as our independent certified public accountants. The decision was approved by our board of directors.

The report of De Joya & Company on our financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion. However, the report was modified due to an uncertainty about our ability to continue as a going concern. During our fiscal year ended December 31, 2004 and the subsequent interim period preceding the termination, there were no disagreements with De Joya & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of De Joya & Company would have caused De Joya & Company to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

We requested that De Joya & Company furnish us with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not it agreed with our statements in our filings with the SEC. A copy of the letter furnished by De Joya & Company in response to that request, dated April 29, 2005, is filed as Exhibit 16.1 to a Current Report on Form 8-K filed by us with the SEC on May 5, 2005.

On April 29, 2005, Weinberg & Company, P.A. was engaged as our new independent certified accountants. During the two most recent fiscal years and the interim period preceding the engagement of Weinberg, we have not consulted with Weinberg regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

Audit Fees

Weinberg billed us an aggregate of approximately $127,252 and $88,844 in fees for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, respectively, and the reviews of the financial statements included in our Form 10-QSB’s for fiscal 2006 and 2005.

Audit-Related Fees

Weinberg billed us an aggregate of approximately $38,062 and $48,461 in fees for assurance and related services related to the audit of our annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, respectively.

The Audit Committee is directly responsible for interviewing and retaining our independent accountant, considering the accounting firm’s independence and effectiveness, and pre-approving the engagement fees and other compensation to be paid to, and the services to be conducted by, the independent accountant. The Audit Committee does not delegate these responsibilities. During each of the fiscal years ended December 31, 2006 and December 31, 2005, respectively, the Audit Committee pre-approved 100% of the services described above.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF WEINBERG & COMPANY P.A. AS OUR INDEPENDENT AUDITORS.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-KSB

OUR ANNUAL REPORT ON FORM 10-KSB, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2006, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO US AT 5804 EAST SLAUSON AVENUE, COMMERCE, CALIFORNIA, 90040.

ON BEHALF OF OUR BOARD OF DIRECTORS

Paul Guez
Chairman, Chief Executive Officer and President

Commerce, CA
May 18, 2007

BLUE HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned, a stockholder of BLUE HOLDINGS, INC., a Nevada corporation (the “Company”), hereby nominates, constitutes and appoints Paul Guez and Larry Jacobs, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of stockholders of the Company, to be held on June 14, 2007, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

Our board of directors recommends a FOR vote on all proposals listed below.

Proposal 1. To elect the following five nominees as directors:

Paul Guez	Gary Freeman	Harry Haralambus	Leonard Hecht	Kevin R. Keating

_____ FOR NOMINEES LISTED (except as marked to the contrary below)
_____ WITHHELD

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:)

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

Proposal 2. To ratify the appointment of Weinberg & Company, P.A., as the independent public accountants of the Company.
____ FOR     ____ AGAINST     ____ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated May 18, 2007, relating to the Annual Meeting.

Dated:___________________________, 2007
Signature:_____________________________
Signature:_____________________________
Signature(s) of Stockholder(s)

(See Instructions Below)

The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE